Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Residential Properties Trust, Inc.:

We consent (i) to the use of our report dated March 29, 2016, with respect to the consolidated balance sheets of Inland Residential Properties Trust, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, (deficit) equity, and cash flows for each of the years then ended, and the period from December 19, 2013 (inception) to December 31, 2013, and the related financial statement schedule III and (ii) to the use of our report dated December 16, 2015, with respect to the historical summary of gross income and direct operating expenses of The Retreat at Market Square for the year ended December 31, 2014, all incorporated herein by reference and to the reference to our firm under the heading “Experts” in Post-Effective Amendment No. 9 to the registration statement on Form S-11 (registration number 333-199129) of Inland Residential Properties Trust, Inc.

Our report related to the above historical summary of gross income and direct operating expenses refers to the fact that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of revenues and expenses.

(signed) KPMG LLP

Chicago, Illinois

December 27, 2016